Exhibit 5.1

Clark Corporate Law Group LLP		3273 E. Warm Springs Las Vegas, NV 89120 200 S. Virginia St., 8th Floor Reno, NV 89501
Bryan R. Clark^	Scott P. Doney	Telephone: 702-312-6255
Christopher T. Clark	Joe Laxague	Facsimile: 702-944-7100
Richard T. Cunningham^^		Email: sdoney@clarkcorporatelaw.com

August 7, 2014

Textmunications Holdings, Inc.
1940 Contra Costa Blvd
Pleasant Hill, CA 94523

Re: Texmunications Holdings, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Textmunications Holdings, Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on June 6, 2014, and any amendments thereto, pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the offering of:

Primary Offering

1.
(a) 10,000,000 Units of the Company’s common stock, where each Unit consists of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $0.25 per share; (b) 10,000,000 shares of common stock reserved for issuance and issuable upon the exercise of the warrants (the “Units”); and

Secondary Offering

2.
(a) 20,007,591 shares of the Company’s common stock, issuable upon the conversion of the principal amount of four convertible promissory notes for a total principal amount of $76,429; (b) 250,000 shares of the Company’s common stock, issuable upon the conversion of the principal amount of three convertible promissory notes for a total principal amount of $25,000; (c) 91,714 shares of the Company’s common, issuable upon the conversion of the interest accrued under the above four notes in (a); (d) 1,250,000 shares of common stock underlying outstanding warrants; and (e) 750,000 shares of the Company’s common stock, all of which are to be offered and sold by certain stockholders of the Company (the “Selling Stockholders”) as set forth in the Registration Statement (the “Resale Shares”).

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; (e) the Certification of Officer issued from Wais Asefi, President and CEO of the Company; and (f) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.    In addition, we have made such other examinations of law and fact, as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

 Based upon the foregoing, we are of the opinion that:

1.
The Units to be sold by the Company will be validly issued, fully paid and non-assessable and will be a binding obligation of the Company under the law of the State of Nevada when issued by the Company if the consideration for the Units described in the prospectus is received by the Company.

2.
The shares of common stock included in the Units to be sold by the Company will be validly issued, fully paid and non-assessable when issued by the Company if the consideration for the Units described in the prospectus is received by the Company.

^Licensed in Colorado and District of Columbia
^^ Also admitted in Washington

3.
The warrants included in the Units to be sold by the Company will be validly issued, fully paid and non-assessable and will be a binding obligation of the Company under the law of the State of Nevada when issued by the Company if the consideration for the Units described in the prospectus is received by the Company.

4.
The shares of common stock underlying the warrants to be sold by the Company will be validly issued, fully paid and non-assessable when issued by the Company if the exercise price is received by the Company.

5.
Assuming that the notes are converted into common shares pursuant to the terms of such applicable notes and the warrants are exercised pursuant to the terms of such applicable warrants, the Resale Shares to be issued will be validly issued, fully paid and non-assessable.

6.	The Resale Shares represented by 750,000 issued and outstanding shares of common stock are validly issued, fully paid and non-assessable.

This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws.

Very truly yours,

Clark Corporate Law Group LLP

/s/ Scott Doney
By: Scott Doney, Esq.
Its: Authorized Representative

CONSENT

WE HEREBY CONSENT to the use of this opinion in connection with the Form S-1 Registration Statement and any amendments thereto filed with the Securities and Exchange Commission as counsel for the registrant, Textmunication Holdings, Inc.

Very truly yours,

Clark Corporate Law Group LLP

/s/ Scott Doney
By: Scott Doney, Esq.
Its: Authorized Representative